Exhibit 23.1

Tel: 509-747-8095 Fax: 509-747-8415 www.bdo.com	601 West Riverside Avenue Suite 900 Spokane, WA 99201

Consent of Independent Registered Public Accounting Firm

Spirit of Texas Bancshares, Inc.

Conroe, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 28, 2018, relating to the consolidated financial statements of Spirit of Texas Bancshares, Inc., appearing the Company’s Prospectus filed on May 4, 2018 relating to the Company’s Registration Statement on Form S-1 (File No. 333-224172).

/s/ BDO USA, LLP

Spokane, Washington

November 5, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.